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                                                                    Exhibit 12.1



                             Brandywine Realty Trust
            Statement of Ratio of Earnings to Combined Fixed Charges
                       and Preferred Share Distributions
                                 (in thousands)
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                                                                                                                        For the six
                                                                                                                       months ended
                                                                  For the years ended December 31,                        June 30,
                                                  -----------------------------------------------------------------   --------------
                                                        2002         2001         2000         1999         1998            2003
                                                        ----         ----         ----         ----         ----            ----
Earnings before fixed charges:
Add:
    Income from continuing operations (a)            $  48,419    $  20,820    $  39,674    $  22,703    $  26,196       $   25,683
    Distributions to preferred unitholders               7,069        7,069        7,069        6,103        1,451            3,534
    Minority interest of preferred unitholders           7,069        7,069        7,069        6,103        1,451            3,534
    Fixed charges - per below                           88,856       95,533       96,510       84,477       40,657           42,257
    Cash distributions from income from
      equity investments                                 2,956        5,492            -        1,671          467              388
Less:
    Income from equity method investments                (987)      (2,768)      (2,961)      (1,059)        (218)            (569)
    Capitalized interest                               (2,949)      (5,178)      (8,182)      (2,100)      (1,200)            (587)
    Distributions to preferred unitholders             (7,069)      (7,069)      (7,069)      (6,103)      (1,451)          (3,534)
    Income allocated to preferred
      shareholders                                    (11,906)     (11,906)     (11,906)      (4,790)        (702)          (5,952)
                                                  -----------------------------------------------------------------   --------------
Earnings before fixed charges                       $  131,458    $ 109,062    $ 120,204    $ 107,005    $  66,651       $   64,754
                                                  =================================================================   ==============

Fixed charges:
Interest expense (including amortization)            $  63,522    $  67,496    $  64,746    $  69,800    $  36,886       $   30,547
Capitalized interest                                     2,949        5,178        8,182        2,100        1,200              587
Proportionate share of interest for
    unconsolidated investments                           3,410        3,884        4,607        1,684          418            1,637
Distributions to preferred unitholders                   7,069        7,069        7,069        6,103        1,451            3,534
Income allocated to preferred                           11,906       11,906       11,906        4,790          702            5,952
                                                  -----------------------------------------------------------------   --------------
Fixed charges                                        $  88,856    $  95,533    $  96,510    $  84,477    $  40,657       $   42,257
                                                  =================================================================   ==============
Fixed Charge Coverage Ratio                             1.48         1.14         1.25         1.27         1.64            1.53
                                                  =================================================================   ==============

(a)   Amounts for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been reclassified to present properties identified as held for sale consistent with the presentation for the six months ended June 30, 2003.  As a result, operations have been reclassified to discontinued operations from continuing operations for all periods presented.
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